Exhibit 31.2

CERTIFICATIONS

I, Perry J. Grace, certify that:

1.	I have reviewed this annual report on Form 10-K/A of ZiLOG, Inc.;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	[Intentionally omitted]

4.	[Intentionally omitted]

5.	[Intentionally omitted]:

Date: August 5, 2005

/S/ PERRY J. GRACE
PERRY J. GRACE
Chief Financial Officer

A signed original of this written statement required by Section 302 has been provided to ZiLOG, Inc. and will be retained by ZiLOG, Inc. and furnished to the Securities and Exchange Commission or its staff upon request